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                                                                     EXHIBIT 2.4

                THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE


         THIS THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this "AMENDMENT") is made and entered into as of September 25, 2000, by and between AMERICAN INDUSTRIAL PROPERTIES REIT, a Texas real estate investment trust ("SELLER"), and DIVCO WEST PROPERTIES, LLC, a Delaware limited liability company ("PURCHASER").

                                    RECITALS

         WHEREAS, Purchaser and Seller entered into that certain Agreement of Purchase and Sale with an Effective Date of August 22, 2000, as amended by that certain Amendment to Agreement of Purchase and Sale, dated as of August 29, 2000, and Second Amendment to Agreement of Purchase and Sale, dated as of September 21, 2000 (collectively, the "PURCHASE AGREEMENT"). Unless otherwise defined herein, all capitalized terms used herein shall have the meaning set forth in the Purchase Agreement.

         WHEREAS, Purchaser and Seller desire to amend the Purchase Agreement on the terms and subject to the conditions set forth below.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

         1. Acceptance Notice. This Amendment shall constitute an Acceptance Notice for purposes of Section 4.4 of the Purchase Agreement, and Purchaser hereby waives its right to terminate the Purchase Agreement under Section 4.4. In all events, the Acceptance Notice shall be deemed to have been timely delivered by Purchaser prior to the expiration of the Inspection Period.

         2. Extension of Closing Date. The Closing Date set forth in Section
1.1.14 of the Purchase Agreement is hereby extended to October 26, 2000.

         3. Reduction of Purchase Price. The Purchase Price set forth in Section
1.1.3 of the Purchase Agreement is hereby reduced to Fifty Five Million Two Hundred Fifty Four Thousand One Hundred Twenty Five and No/100 Dollars ($55,254,125).

         4. Title Objections; Discharge of Existing Liens. Please refer to Preliminary Report No. 9721464 prepared by Title Company, dated August 16, 2000 (the "PTR"). Notwithstanding anything to the contrary contained in the Purchase Agreement, Seller, at its sole expense, shall cause all Existing Liens to be fully paid and discharged as matters affecting title to the Property on or prior to the Closing Date, including Exceptions 15 through 19 of Schedule B of the PTR.



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         5. Existing Lighting Documents. As a condition to Purchaser's obligation to proceed to Closing, Seller shall provide Purchaser with an estoppel duly executed by "Equipment Lessor" under the "Existing Lighting Documents" (each as defined below), in a form reasonably approved by Purchaser, containing the following: (1) a consent to the assignment by Seller to Purchaser of the Existing Lighting Documents, including the "Purchase Option" (as defined below) on the Closing Date, and the assumption by Buyer of Seller's obligations under the Existing Lighting Documents which first arise or accrue after the Closing Date; and (2) a statement that the Existing Lighting Documents are in full force and effect, have not been amended or modified, and Seller is not in default thereunder (including, without limitation, that Seller has paid in full all prior payments under the Existing Lighting Documents with respect to the period prior to the Current Billing Period). As used herein, the "EXISTING LIGHTING DOCUMENTS" mean the following: (1) Equipment Lease Agreement (No. 80-0050039-001) by and between Bank of the West, as lessor ("EQUIPMENT LESSOR"), and American Industrial Properties, REIT, as lessee, executed July 13, 1999 and accepted by lessee pursuant to Certificate of Acceptance appended thereto and dated as of September 23, 1999 (the "EQUIPMENT LEASE"), together with "Exhibit A
- Description of "Equipment" (Manhattan Towers Contractor's Scope of Work)" attached thereto, and that certain Option to Purchase Equipment, which is an Addendum to the Equipment Lease (the "PURCHASE OPTION"); (2) an instrument entitled "UCC-1 Original Financing Statement" executed by American Industrial Properties REIT, as debtor, naming Bank of the West as secured party, and recorded August 4, 1999 under Instrument No. 99-1463444, Official Records, Los Angeles County, California; and (3) an instrument entitled "Real Property Waiver" executed July 9, 1999 by American Industrial Properties REIT, as customer, for the benefit of Bank of the West, and recorded August 4, 1999 under Instrument No. 99-1463445, Official Records, Los Angeles County, California. If required by Equipment Lessor, Purchaser shall execute and deliver on the Closing Date a substitute UCC-1 Financing Statement with respect to the equipment which is the subject of the Existing Lighting Documents; provided, however, that in no event shall Purchaser have any personal liability under the Existing Lighting Documents (Purchaser's liability thereunder being limited to its interest in the Property), or be required to provide any financial information unrelated to its interest in the Property. The rent payable under the Existing Lighting Documents for the Current Billing Period shall be prorated under Section 8.1.4 of the Purchase Agreement.



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         6. Rent Roll; Service Contracts; and Inventory. The parties confirm that the Rent Roll delivered by Seller to Buyer pursuant to Section 4.1.1 of the Purchase Agreement is attached as Exhibit "A" hereto; the list of Service Contracts delivered by Seller to Purchaser pursuant to Section 4.1.9 is attached as Exhibit "B" hereto; and the inventory of Tangible Personal Property delivered by Seller to Purchaser pursuant to Section is attached as Exhibit "C" hereto. Pursuant to Section 4.6 of the Purchase Agreement, Buyer elects not to assume any of the Service Contracts listed on Exhibit "B", and accordingly, Seller agrees to deliver notices of termination of such Service Contracts as of the Closing Date. Purchaser shall, however, be responsible for amounts payable under such Service Contracts for the period commencing on the Closing Date and ending on the effective date of the termination of such Service Contracts (subject to proration under Section 8.1.4 of the Purchase Agreement). The form of Assignment shall be amended to include the phrase "including, but not limited to, the items of personal property" immediately after the defined term "Personalty" in Section 1(a) thereof. The Rent Roll attached as Exhibit "A" hereto shall be attached as Exhibit "C" to the Assignment, the inventory attached as Exhibit "C" hereto shall be attached as Exhibit "A" to the Assignment, and the only Contract to be included in Exhibit "D" to the Assignment shall be the license agreement attached as Exhibit "D" hereto.

         7. Other Terms Unmodified. Except as otherwise expressly set forth herein, all terms and conditions of the Purchase Agreement are hereby ratified by the parties, and shall remain unmodified and in full force and effect.

         8. Counterparts; Facsimile. This Amendment may be executed in any number of counterparts, provided each of the parties hereto executes at least one counterpart; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Amendment may be delivered by facsimile.



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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


                                     SELLER:

                                     AMERICAN INDUSTRIAL PROPERTIES REIT,
                                     a Texas real estate investment trust

                                     By: /s/ BOB G. BAKER
                                        ---------------------------------
                                     Name: Bob G. Baker
                                          -------------------------------
                                     Title: VP Investments
                                           ------------------------------

                                     PURCHASER:

                                     DIVCO WEST PROPERTIES, LLC,
                                     a Delaware limited liability company

                                     By:   /s/ MICHAEL J. GEORGE
                                        --------------------------------------
                                     Name:     Michael J. George
                                          ------------------------------------
                                     Title:    Authorized Agent
                                           -----------------------------------



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